For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings;
Announces Increased Quarterly Dividend of $0.24 Per Share

Billings, MT - January 26, 2017 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports fourth quarter 2016 net income of $24.8 million, or $0.55 per share. This compares to net income of $25.2 million, or $0.56 per share, during third quarter 2016, and $23.4 million, or $0.51 per share, during fourth quarter 2015. Exclusive of non-core items, the Company's fourth quarter 2016 core net income was $25.5 million, or $0.57 per share, as compared to $25.8 million, or $0.58 per share, during third quarter 2016, and $23.5 million, or $0.52 per share, during fourth quarter 2015.

For the year ending December 31, 2016, the Company reports net income of $95.6 million, or $2.13 per share, compared to $86.8 million, or $1.90 per share in 2015. During 2016, the Company recorded non-core acquisition expenses of $2.8 million and recorded non-core recoveries of prior year legal settlement expenses of $4.2 million. Exclusive of these non-core items, the Company's 2016 core net income was $94.6 million, or $2.11 per share, as compared to core net income of $90.3 million, or $1.98 per share, in 2015.

HIGHLIGHTS

•	Core earnings per share growth of 9.6% over the same period in the prior year.

•	Loan growth of 4.4% year-over-year, of which 2.8% was organic.

•	Deposit growth of 4.1% year-over-year, of which 1.1% was organic.

•	Net interest margin ratio of 3.62%, a 4 basis point increase from the prior quarter and a 13 basis point increase from the same period in the prior year.

•	Core efficiency ratio of 61.22% in 2016, as compared to 61.76% in 2015.

•
Entry into a definitive agreement to acquire all of the outstanding stock of Cascade Bancorp, parent company of Bank of the Cascades, an Oregon-based community bank with 50 banking offices across Oregon, Idaho and Washington.

•	Acquisition of the right to use the "First Interstate" name throughout the United States.

“We delivered another quarter of strong earnings growth, as our core earnings per share increased 9.6% over the same period in the prior year,” said Kevin Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Our fourth quarter performance was driven by positive year-over-year trends in most of our key metrics. For the full year, our earnings per share increased more than 12% over 2015," continued Mr. Riley. "Given this strong performance and the healthy outlook for the Company, we recently announced a 9% increase to our quarterly cash dividend. This furthers adds to our long-standing record of consistently increasing our dividend and returning capital to shareholders," concluded Mr. Riley.
DIVIDEND DECLARATION

On January 19, 2017, the Company's board of directors declared a dividend of $0.24 per common share, payable on February 10, 2017 to owners of record as of January 30, 2017. This dividend equates to a 2.6% annual yield based on the $36.32 average closing price of the Company's common stock during fourth quarter 2016, and reflects a 9.1% increase from dividends paid during fourth quarter 2016 of $0.22 per common share.

ANNUAL MEETING DATE SET

On January 19, 2017, the Company's Board of Directors voted that the Annual Meeting of Shareholders will be held on May 24, 2017, at the First Interstate Bank Operations Center, 1800 Sixth Avenue North, Billings, Montana at 4:00 p.m. Mountain Daylight Time. The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is March 16, 2017.

FIRST INTERSTATE TRADEMARKS

On January 12, 2017, the Company acquired for cash all right, title and interest in and to all First Interstate-related U.S. trademark registrations owned by Wells Fargo & Company (the "Trademarks"); all common law rights and goodwill associated with the Trademarks; and, all First Interstate-related domain names, which will enable the Company to use the Trademarks throughout the U.S.

PENDING ACQUISITION OF CASCADE BANCORP

On November 17, 2016, the Company entered into an agreement and plan of merger (the "Agreement") to acquire all of the outstanding stock of Cascade Bancorp, parent company of Bank of the Cascades, an Oregon-based community Bank with 50 banking offices across Oregon, Idaho and Washington. Under the terms of the Agreement, each outstanding share of Cascade Bancorp will convert into the right to receive 0.14864 shares of the Company's Class A common stock and $1.91 in cash. Based on the closing price of the Company's Class A common stock on December 31, 2016, the merger consideration represents an aggregate purchase price of approximately $638 million. As of September 30, 2016, Cascade had total assets of $3.2 billion, deposits of $2.7 billion and net loans of $2.0 billion. Upon completion of the merger, which is expected to close during third quarter 2017 subject to regulatory and shareholder approvals, the Company will become a regional community bank with over $12 billion in total assets with a geographic footprint that will span Montana, Wyoming, South Dakota, Idaho, Oregon and Washington.

“We took an important step in laying the foundation for the continued profitable growth of our franchise through the agreement to acquire Cascade Bancorp,” said Mr. Riley. “This transaction combines two strong community bank franchises with similar approaches and commitment to superior customer service. From a financial perspective, this transaction will enable us to improve our operational efficiencies, while also providing improved opportunities for future growth by giving us a presence in robust markets in Oregon, Washington and Idaho," continued Mr. Riley. "We are well prepared to effectively manage the significant increase in scale that will result from this acquisition and we are excited about the opportunities we will have to create additional value for the shareholders of the combined company in the years ahead,” stated Mr. Riley.
ACQUISITION OF FLATHEAD BANK OF BIGFORK

The acquisition of Flathead Bank of Bigfork ("Flathead Bank"),was completed on August 12, 2016 for cash consideration of $34 million. As of the date of the acquisition, Flathead Bank had total assets of $254 million, loans of $83 million and deposits of $210 million. In conjunction with the acquisition, the Company recorded goodwill of $8 million and core deposit intangible assets of $2 million.

RESULTS OF OPERATIONS

Fourth Quarter Results:

Net Interest Income: The Company's net interest income, on a fully taxable equivalent or FTE basis, increased $3.0 million, or 4.2%, to $74.7 million during fourth quarter 2016, as compared to $71.7 million during third quarter 2016.  The increase in net interest income was primarily due to higher loan yields combined with a 1.0% increase in average outstanding loans and a 4.6% increase in average outstanding investment securities quarter-over-quarter.

Interest accretion attributable to the fair valuation of acquired loans contributed $1.6 million of interest income during fourth quarter 2016, as compared to $1.4 million during third quarter 2016 and $1.3 million during fourth quarter 2015. In addition, the Company recovered previously charged-off interest of $223 thousand during fourth quarter 2016, compared to $2.0 million during third quarter 2016 and $1.0 million during fourth quarter 2015. In addition, the Company's fourth quarter net interest income included an additional $1.8 million of interest income related to non-accrual loans that was attributable to the first three quarters of 2016.

The Company's reported net interest margin ratio increased 4 basis points to 3.62% during fourth quarter 2016, as compared to 3.58% during third quarter 2016. The fourth quarter reported net interest margin ratio was positively impacted by interest accretion on acquired loans, recoveries of previously charged-off interest and the fourth quarter interest adjustment, which contributed 8 basis points, 1 basis point and 9 basis points to margin, respectively. The third quarter reported net interest margin ratio was positively impacted by interest accretion on acquired loans and recoveries of previously charged-off interest, which contributed 7 basis points and 9 basis points to margin, respectively. Exclusive of the interest accretion related to acquired loans, the impact of recoveries of charged-off interest and the fourth quarter interest adjustment, the Company's core net interest margin ratio increased 2 basis points to 3.44% during fourth quarter 2016, as compared to 3.42% during third quarter 2016.

The Company's net FTE interest income increased $5.2 million, or 7.5%, to $74.7 million during fourth quarter 2016, as compared to $69.5 million during the same period in 2015.  This increase was primarily due to loan growth, combined with a shift in the mix of interest earning assets from lower-yielding cash deposits in banks into higher-yielding loans.  The Company's net interest margin ratio increased 13 basis points to 3.62% during fourth quarter 2016, as compared to 3.49% during the same period in 2015.  Exclusive of interest accretion related to acquired loans and the impact of recoveries of charged-off interest and the interest adjustment, the Company's net interest margin ratio increased 7 basis points to 3.44% during fourth quarter 2016, as compared to 3.37% during the same period in 2015.

Provision for Loan Losses. The Company recorded a provision for loan losses of $1.1 million during fourth quarter 2016, compared to $2.4 million during third quarter 2016, and $3.3 million during fourth quarter 2015. During fourth quarter 2016, the Company had a $1.5 million recovery of principal on a previously charged-off loan that reduced provision expense during fourth quarter.

Non-Interest Income. Total non-interest income decreased $343 thousand, or 1.0%, to $34.8 million during fourth quarter 2016, as compared to $35.2 million during third quarter 2016. Seasonal declines in mortgage banking and payment services revenues were largely offset by increases in wealth management and other service charges, commissions and fee revenues and a $400 thousand non-core recovery of prior year litigation expense.

To improve comparability between periods presented in this earnings release, the Company has included the standard costs of originating residential mortgage loans sold to secondary investors in salaries and wages expense, rather than as an offset to mortgage banking revenues. This reclassification resulted in an increase in mortgage banking revenues for each of the first three quarters of 2016 and an offsetting increase in salaries and wages expense during the same periods. This reclassification had no impact on previously reported net income.

Mortgage banking revenues decreased $2.4 million, or 21.2%, to $8.9 million during fourth quarter 2016, as compared to $11.3 million during third quarter 2016, due to seasonal declines in mortgage loan production. Mortgage loans originated for home purchases accounted for approximately 50% of fourth quarter 2016 loan production, as compared to approximately 56% during third quarter 2016, and 66% during fourth quarter 2015.

Mortgage banking revenues increased $1.6 million, or 22.4%, to $8.9 million during fourth quarter 2016, as compared to $7.3 million during fourth quarter 2015, primarily due to increased demand for refinancing loans during fourth quarter 2016, as compared to fourth quarter 2015.

Other service charges, commissions and fees increased $797 thousand, or 30.3%, to $3.4 million during fourth quarter 2016, as compared to $2.6 million during third quarter 2016, and increased $773 thousand, or 29.1%, as compared to $2.7 million during fourth quarter 2015, primarily due to fees earned on interest rate swap contracts and increases in loan servicing revenues.

Wealth management revenues increased $729 thousand, or 14.6%, to $5.7 million during fourth quarter 2016, as compared to $5.0 million during third quarter 2016, and increased $884 thousand, or 18.3%, as compared to $4.8 million during fourth quarter 2015, primarily due to estate fees and increased broker-dealer fees.

Non-Interest Expense. Non-interest expense increased $4.2 million, or 6.4%, to $69.6 million during fourth quarter 2016, as compared to $65.4 million during third quarter 2016, primarily due to increases in incentive compensation and profit sharing accruals reflective of the Company's improved performance against pre-established performance metrics and seasonally higher donations and advertising expenses. In addition, non-core acquisition and litigation-related expenses increased $427 thousand, or 35.7%, during fourth quarter 2016, as compared to the linked-quarter.

Non-interest expense increased $8.9 million, or 14.6%, as compared to $60.7 million during the same period in 2015. Included in non-interest expense were non-core acquisition expenses of $1.6 million recorded during fourth quarter 2016 and $166 thousand recorded during fourth quarter 2015. The remaining increase was primarily the result of higher incentive compensation and profit sharing accruals and increases in donations and advertising expenses. These increases were partially offset by lower group health insurance expense.

Effective January 1, 2016, the Company began capturing certain software costs separately from equipment costs, resulting in an increase of approximately $3.2 million in other expenses and a corresponding decrease in occupancy and equipment expense during fourth quarter 2016, as compared to fourth quarter 2015.

Year-Over-Year Results

Net Interest Income: Net FTE interest income increased $15.5 million to $284.2 million during 2016, as compared to $268.7 million in 2015, primarily due to growth in average loans combined with increases in yields earned on interest earning assets and a shift in the mix of interest earning assets from lower-yielding cash deposits in banks and investment securities into higher-yielding loans. Also contributing to the increase in net FTE interest income during 2016, as compared to 2015, was a shift in the mix of deposits away from higher costing time deposits into lower costing demand and savings deposits. The Company's net interest margin ratio increased 11 basis points to 3.57% during 2016, as compared to 3.46% in 2015. Exclusive of the accelerated interest accretion related to acquired loans and the impact of recoveries of charged-off interest, the Company's net interest margin ratio was 3.46% during 2016, as compared to 3.35% during 2015.

Provision for Loan Losses. During the year ended December 31, 2016, the Company recorded provisions for loan losses of $10.0 million, as compared to a $6.8 million in 2015. Increases in provisions for loan losses are reflective of loan growth.

Non-Interest Income. Non-interest income increased $15.0 million, or 12.3%, to $136.5 million in 2016, as compared to $121.5 million in 2015, primarily due to increases in total fee based revenues and non-recurring recoveries of prior year litigation expenses of $4.2 million.

Fee-based revenues increased $11.9 million, or 10.8%, to $122.0 million in 2016, as compared to $110.1 million in 2015. All categories of fee-based revenues increased in 2016, as compared to 2015, with the most significant increase occurring in mortgage banking revenues.

Mortgage banking revenues increased $7.2 million, or 24.2%, to $37.2 million in 2016, as compared to $30.0 million in 2015. Mortgage loan production was relatively flat in 2016, as compared to 2015, with most of the increase a result of gains on sales margins. Loans originated from home purchases accounted for approximately 58% of 2016 loan production, as compared to approximately 66% in 2015.

Non-Interest Expense. Non-interest expense increased $12.4 million, or 5.0%, to $261.0 million in 2016, as compared to $248.6 million in 2015, primarily due increases in salaries and wages, employee benefits, technology and OREO expenses. These increases were partially offset by decreases in non-core acquisition and litigation expense of $3.0 million.

Salaries and wages expense increased $7.2 million, or 7.1%, to $108.7 million in 2016, as compared to $101.5 million in 2015, primarily due to higher incentive compensation accruals, inflationary wage increases and higher separation pay.

Employee benefits expense increased $3.9 million, or 12.4%, to $35.2 million in 2016, as compared to $31.3 million in 2015, primarily due to higher profit sharing accruals, increases in stock based compensation and additional benefits costs resulting from the Flathead Bank acquisition.

Higher incentive compensation and profit sharing accruals during 2016 as compared to 2015 were the result of the Company's improved performance against pre-determined performance metrics. During 2016 the Company achieved pre-set performance metrics established by its Board of Directors that resulted in incentive compensation funding at 100% of targeted amounts.  During 2015, the Company’s performance against the established performance metrics resulted in incentive compensation funding at approximately 70% of targeted amounts.  In addition, the Company's 2016 performance supported profit sharing funding at 2.34% of the Company's 2016 net income, as compared to 1.50% of net income in 2015.

During 2016, additional technology expenditures were offset by process efficiencies allowing the Company to hold operating expenses steady while focusing on getting the right people, processes and technology systems in place for future growth.

Occupancy and equipment expenses decreased $6.1 million, or 18.3%, to $27.3 million in 2016, as compared to $33.4 million in 2015. Approximately $6.0 million of this decrease was due to the capture of certain software costs separately from equipment costs in 2016, resulting in a decrease in occupancy and equipment expense and an offsetting increase in other expenses in 2016, as compared to 2015.

Other expenses increased $8.9 million to $83.6 million in 2016, as compared to $74.7 million in 2015. Approximately $6.0 million of this increase was due to the capture of certain software costs in other expense, as discussed above. The remaining increase, due primarily to the additional operating expenses resulting from the Flathead Bank acquisition, was partially offset by one-time expenses of $806 thousand recorded in 2015 and a reduction of $1.2 million in fraud losses in 2016, as compared to 2015.

BALANCE SHEET

Total Assets. Total assets increased $90 million, or 1.0%, to $9.1 billion as of December 31, 2016, from $9.0 billion as of September 30, 2016, due to the deployment of funds generated primarily through organic growth in deposits and securities sold under repurchase agreements, into investment securities and interest bearing deposits in banks.

Loans. Total loans decreased $52 million, or less than 1.0%, to $5.5 billion as of December 31, 2016, from $5.5 billion as of September 30, 2016, with the most significant decreases occurring in commercial, agricultural and residential real estate loans. Year-over-year, total loans increased $232 million, or 4.4%, to $5.5 billion as of December 31, 2016, from $5.2 billion as of December 31, 2015, with approximately $83 million of this growth due to the acquisition of Flathead Bank in August 2016.

Commercial loans decreased $16 million, or 2.0%, to $798 million as of December 31, 2016, from $814 million as of September 30, 2016, primarily due to seasonal pay-downs of existing credit lines and the movement of loans out of the portfolio through pay-off, charge-off or foreclosure. Agricultural loans decreased $20 million, or 13.1%, to $133 million as of December 31, 2016, from $153 million as of September 30, 2016, due to seasonal reductions in operating lines that typically occur during the fourth quarter of the year. Residential real estate loans decreased $20 million, or 1.9%, to $1.0 billion as of December 31, 2016, from $1.0 billion as of September 30, 2016, primarily due to the pay-off or paydown of longer-term fixed rate loans. During fourth quarter 2016, substantially all of the Company's mortgage loan production was sold to secondary market investors.

The Company experienced organic growth in indirect consumer loans, which increased $21 million, or 2.8%, to $752 million as of December 31, 2016, from $732 million as of September 30, 2016, due to increases in loan transaction volumes within the Company's existing dealer network.

Deposits. Total deposits increased $48 million, or less than 1.0%, to $7.4 billion as of December 31, 2016, as compared to $7.3 billion as of September 30, 2016, and $287 million, or 4.1%, from $7.1 billion as of December 31, 2015. Approximately $210 million of the year-over-year deposit growth was attributable to the acquisition of Flathead Bank in August 2016. As of December 31, 2016, the mix of total deposits was 26% non-interest bearing demand, 31% interest bearing demand, 29% savings and 14% time.

Capital. At December 31, 2016, the Company exceeded all "well-capitalized" regulatory capital adequacy requirements. During fourth quarter 2016, the Company paid common stock dividends of $10 million, or $0.22 per share.

CREDIT QUALITY

Asset quality remained stable during fourth quarter 2016 with non-performing assets ending the year at $87 million, or 0.96% of total assets, an improvement from $89 million, or 0.99% of total assets as of September 30, 2016. Criticized loans remained stable at $372 million as of December 31, 2016, as compared to $370 million as of September 30, 2016. Net loan charge-offs increased to $6.1 million during fourth quarter 2016, as compared to $1.5 million during third quarter 2016, primarily due to the loans of three borrowers charged-off during the fourth quarter. These loans had adequate specific reserves assigned in late 2015 and early 2016; and therefore, did not impact the Company's fourth quarter 2016 provision for loan losses.

Accruing loans past 90 days or more decreased $4.3 million, or 53.4%, to $3.8 million as of December 31, 2016, from $8.1 million as of September 30, 2016, due to the placement of past due loans on non-accrual status.

The Company's allowance for loan losses as a percentage of period end loans decreased slightly to 1.39% as of December 31, 2016, compared to 1.47% as of September 30, 2016, and 1.46% as of December 31, 2015. This decline was primarily the result of the charge-off of loans that had been specifically reserved for in prior periods. The Company maintains its allowance for loan losses at an amount it believes is sufficient to provide for estimated losses inherent in its loan portfolio at each balance sheet date.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude certain non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of professional fees, and nonrecurring litigation expenses and recoveries. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments may be presented before or net of estimated income tax expense.
In addition, the Company adjusts net income to exclude income tax expense and provision for loan losses. Management believes this non-GAAP financial measure is useful to investors in evaluating operating trends by excluding pre-tax amounts which the Company views as fluctuating widely based on economic conditions.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: declining business and economic conditions, credit losses, adverse economic conditions affecting Montana, Wyoming and South Dakota, declining oil and gas prices, lending risk, adequacy of the allowance for loan losses, impairment of goodwill, failure to integrate or profitably operate acquired organizations, additional regulatory requirements if our assets exceed $10 billion, access to low-cost funding sources, changes in interest rates, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, failure of technology, cyber-security, unfavorable resolution of litigation, inability to meet liquidity requirements, environmental remediation and other costs, ineffective internal operational controls, competition, reliance on external vendors, implementation of new lines of business or new product or service offerings, soundness of other financial institutions, failure to effectively implement technology-driven products and services, inability of our bank subsidiary to pay dividends, risks associated with introducing new lines of business, products or services, litigation pertaining to fiduciary responsibilities, change in dividend policy, uninsured nature of any investment in Class A common stock, volatility of Class A common stock, decline in market price of Class A common stock, voting control of Class B stockholders, anti-takeover provisions, dilution as a result of future equity issuances, controlled company status, and subordination of common stock to Company debt.

These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Fourth Quarter 2016 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss fourth quarter 2016 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Friday, January 27, 2017. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on January 27, 2017 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on February 27, 2017, by dialing 1-877-344-7529 (using conference ID 10099486). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 80 banking offices, including detached drive-up facilities, in 46 communities in Montana, Wyoming and South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	4Q16 vs 3Q16	4Q16 vs 4Q15
Net interest income	$73,601	$70,581	$67,633	$67,950	$68,420	4.3%	7.6%
Net interest income on a fully-taxable equivalent ("FTE") basis	74,724	71,739	68,742	69,012	69,492	4.2	7.5
Provision for loan losses	1,078	2,363	2,550	4,000	3,289	(54.4)	(67.2)
Non-interest income:
Payment services revenues	8,716	9,019	8,648	7,991	8,367	(3.4)	4.2
Mortgage banking revenues	8,911	11,303	10,281	6,727	7,282	(21.2)	22.4
Wealth management revenues	5,724	4,995	5,166	4,575	4,840	14.6	18.3
Service charges on deposit accounts	4,645	4,692	4,626	4,463	4,655	(1.0)	(0.2)
Other service charges, commissions and fees	3,425	2,628	2,845	2,608	2,652	30.3	29.1
Total fee-based revenues	31,421	32,637	31,566	26,364	27,796	(3.7)	13.0
Investment securities gains (losses)	18	225	108	(21)	62	(92.0)	(71.0)
Other income**	2,979	2,299	2,457	2,293	2,798	29.6	6.5
Non-core litigation recovery	400	—	3,750	—	—	NM	NM
Total non-interest income	34,818	35,161	37,881	28,636	30,656	(1.0)	13.6
Non-interest expense:
Salaries and wages	28,929	26,908	27,579	25,268	24,549	7.5	17.8
Employee benefits**	8,908	8,610	8,066	9,609	7,337	3.5	21.4
Occupancy and equipment	6,823	6,811	6,744	6,920	8,624	0.2	(20.9)
Core deposit intangible amortization	898	875	827	827	837	2.6	7.3
Other expenses	22,557	20,994	20,411	19,670	19,060	7.4	18.3
Subtotal	68,115	64,198	63,627	62,294	60,407	6.1	12.8
Other real estate owned (income) expense	(153)	8	140	(39)	129	(2,012.5)	(218.6)
Non-core acquisition and litigation expenses	1,624	1,197	—	—	166	35.7	878.3
Total non-interest expense	69,586	65,403	63,767	62,255	60,702	6.4	14.6
Income before taxes	37,755	37,976	39,197	30,331	35,085	(0.6)	7.6
Income taxes	12,990	12,783	13,643	10,207	11,654	1.6	11.5
Net income	$24,765	$25,193	$25,554	$20,124	$23,431	(1.7)%	5.7%

Weighted-average basic shares outstanding	44,530	44,415	44,269	44,719	45,066	0.3%	(1.2)%
Weighted-average diluted shares outstanding	44,953	44,806	44,645	45,114	45,549	0.3	(1.3)
Earnings per share - basic	$0.56	$0.57	$0.58	$0.45	$0.52	(1.8)	7.7
Earnings per share - diluted	0.55	0.56	0.57	0.45	0.51	(1.8)	7.8

Core net income***	$25,516	$25,798	$23,154	$20,137	$23,496	(1.1)%	8.6%
Core pre-tax, pre-provision net income***	40,039	41,311	37,889	34,352	38,478	(3.1)	4.1
Core earnings per share - diluted***	0.57	0.58	0.52	0.45	0.52	(1.7)	9.6

NM - not meaningful
**Beginning in second quarter 2016, income earned on deferred compensation plan assets is reported in non-interest income net of employee benefits expense directly related to these earnings. Prior period amounts and ratios have been revised to conform to the current period presentation.

***Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of net income (GAAP) to core net income (non-GAAP) and core pre-tax, pre-provision net income (non-GAAP); and earnings per share - diluted (GAAP) to core earnings per share - diluted (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Year Ended December 31,
(In thousands, except per share data)	2016	2015	2016 vs 2015
Net interest income	$279,765	$264,363	5.8%
Net interest income on a fully-taxable equivalent ("FTE") basis	284,217	268,671	5.8%
Provision for loan losses	9,991	6,822	46.5%
Non-interest income:
Payment services revenues	34,374	32,750	5.0%
Mortgage banking revenues	37,222	29,973	24.2%
Wealth management revenues	20,460	19,907	2.8%
Service charges on deposit accounts	18,426	17,031	8.2%
Other service charges, commissions and fees	11,506	10,404	10.6%
Total fee-based revenues	121,988	110,065	10.8%
Investment securities gains (losses)	330	137	140.9%
Other income**	10,028	11,313	(11.4)%
Non-core litigation recovery	4,150	—	NM
Total non-interest income	136,496	121,515	12.3%
Non-interest expense:
Salaries and wages	108,684	101,451	7.1%
Employee benefits**	35,193	31,324	12.4%
Occupancy and equipment	27,298	33,403	(18.3)%
Core deposit intangible amortization	3,427	3,388	1.2%
Other expenses	83,632	74,713	11.9%
Subtotal	258,234	244,279	5.7%
Other real estate owned (income) expense	(44)	(1,475)	(97.0)%
Non-core acquisition and litigation expenses	2,821	5,795	(51.3)%
Total non-interest expense	261,011	248,599	5.0%
Income before taxes	145,259	130,457	11.3%
Income taxes	49,623	43,662	13.7%
Net income	$95,636	$86,795	10.2%

Weighted-average basic shares outstanding	44,512	45,184	(1.5)%
Weighted-average diluted shares outstanding	44,910	45,646	(1.6)%
Earnings per share - basic	$2.15	$1.92	12.0%
Earnings per share - diluted	2.13	1.90	12.1%

Core net income***	$94,604	$90,314	4.8%
Core pre-tax, pre-provision net income***	153,591	142,937	7.5%
Core earnings per share - diluted***	2.11	1.98	6.6%

NM - not meaningful
**Beginning in second quarter 2016, income earned on deferred compensation plan assets is reported in non-interest income net of employee benefits expense directly related to these earnings. Prior period amounts and ratios have been revised to conform to the current period presentation.

***Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of net income (GAAP) to core net income (non-GAAP) and core pre-tax, pre-provision net income (non-GAAP); and earnings per share - diluted (GAAP) to core earnings per share - diluted (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	4Q16 vs 3Q16	4Q16 vs 4Q15
Assets:
Cash and cash equivalents	$782,023	$701,367	$476,051	$655,528	$780,457	11.5%	0.2%
Investment securities	2,124,468	2,072,273	2,061,828	2,144,740	2,057,505	2.5	3.3
Loans held for investment	5,416,750	5,462,936	5,340,189	5,191,469	5,193,321	(0.8)	4.3
Mortgage loans held for sale	61,794	67,979	73,053	52,989	52,875	(9.1)	16.9
Total loans	5,478,544	5,530,915	5,413,242	5,244,458	5,246,196	(0.9)	4.4
Less allowance for loan losses	76,214	81,235	80,340	79,924	76,817	(6.2)	(0.8)
Net loans	5,402,330	5,449,680	5,332,902	5,164,534	5,169,379	(0.9)	4.5
Premises and equipment	194,457	191,064	187,538	188,714	190,812	1.8	1.9
Goodwill and intangible assets (excluding mortgage servicing rights)	222,468	223,368	213,420	214,248	215,119	(0.4)	3.4
Company owned life insurance	198,116	197,070	189,524	188,396	187,253	0.5	5.8
Other real estate owned	10,019	9,447	7,908	9,257	6,254	6.1	60.2
Mortgage servicing rights	18,457	17,322	16,038	15,574	15,621	6.6	18.2
Other assets	111,557	112,256	120,167	109,689	105,796	(0.6)	5.4
Total assets	$9,063,895	$8,973,847	$8,605,376	$8,690,680	$8,728,196	1.0%	3.8%

Liabilities and stockholders' equity:
Deposits	$7,376,110	$7,328,581	$6,981,448	$7,107,463	$7,088,937	0.6%	4.1%
Securities sold under repurchase agreements	537,556	476,768	466,399	465,523	510,635	12.8	5.3
Long-term debt	27,970	27,949	27,928	27,907	27,885	0.1	0.3
Subordinated debentures held by subsidiary trusts	82,477	82,477	82,477	82,477	82,477	—	—
Other liabilities	57,189	75,568	81,999	65,296	67,769	(24.3)	(15.6)
Total liabilities	8,081,302	7,991,343	7,640,251	7,748,666	7,777,703	1.1	3.9
Stockholders' equity:
Common stock	296,071	293,960	290,366	288,782	311,720	0.7	(5.0)
Retained earnings	694,650	679,722	664,337	648,631	638,367	2.2	8.8
Accumulated other comprehensive income (loss)	(8,128)	8,822	10,422	4,601	406	(192.1)	(2,102.0)
Total stockholders' equity	982,593	982,504	965,125	942,014	950,493	—	3.4
Total liabilities and stockholders' equity	$9,063,895	$8,973,847	$8,605,376	$8,690,680	$8,728,196	1.0%	3.8%

Common shares outstanding at period end	44,926	44,880	44,746	44,707	45,428	0.1%	(1.1)%
Book value at period end	$21.87	$21.89	$21.57	$21.07	$20.92	(0.1)	4.5
Tangible book value at period end***	16.91	16.91	16.80	16.28	16.19	—	4.4

***Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	4Q16 vs 3Q16	4Q16 vs 4Q15

Loans:
Real Estate:
Commercial real estate	$1,834,445	$1,843,120	$1,816,813	$1,764,492	$1,793,258	(0.5)%	2.3%
Construction:
Land acquisition and development	208,512	212,680	218,650	219,450	224,066	(2.0)	(6.9)
Residential	147,896	137,014	113,944	113,317	111,763	7.9	32.3
Commercial	125,589	128,154	117,643	102,382	94,890	(2.0)	32.4
Total construction	481,997	477,848	450,237	435,149	430,719	0.9	11.9
Residential real estate	1,027,393	1,047,150	1,030,593	1,021,443	1,032,851	(1.9)	(0.5)
Agricultural real estate	170,248	172,949	166,872	153,054	156,234	(1.6)	9.0
Total real estate	3,514,083	3,541,067	3,464,515	3,374,138	3,413,062	(0.8)	3.0
Consumer
Indirect	752,409	731,901	687,768	651,057	622,529	2.8	20.9
Other	148,087	153,624	153,185	150,774	153,717	(3.6)	(3.7)
Credit card	69,770	66,860	66,221	63,624	68,107	4.4	2.4
Total consumer	970,266	952,385	907,174	865,455	844,353	1.9	14.9
Commercial	797,942	814,392	824,962	825,043	792,416	(2.0)	0.7
Agricultural	132,858	152,800	139,892	126,290	142,151	(13.1)	(6.5)
Other	1,601	2,292	3,646	543	1,339	(30.1)	19.6
Loans held for investment	5,416,750	5,462,936	5,340,189	5,191,469	5,193,321	(0.8)	4.3
Loans held for sale	61,794	67,979	73,053	52,989	52,875	(9.1)	16.9
Total loans	$5,478,544	$5,530,915	$5,413,242	$5,244,458	$5,246,196	(0.9)%	4.4%

Deposits:
Non-interest bearing	$1,906,257	$1,965,872	$1,783,609	$1,860,472	$1,823,716	(3.0)%	4.5%
Interest bearing:
Demand	2,276,494	2,174,443	2,107,950	2,142,326	2,178,373	4.7	4.5
Savings	2,141,761	2,095,678	2,003,343	2,001,329	1,955,256	2.2	9.5
Time, $100 and over	461,368	485,253	479,077	478,527	487,372	(4.9)	(5.3)
Time, other	590,230	607,335	607,469	624,809	644,220	(2.8)	(8.4)
Total interest bearing	5,469,853	5,362,709	5,197,839	5,246,991	5,265,221	2.0	3.9
Total deposits	$7,376,110	$7,328,581	$6,981,448	$7,107,463	$7,088,937	0.6%	4.1%

Total core deposits(1)	$6,914,742	$6,843,328	$6,502,371	$6,628,936	$6,601,565	1.0%	4.7%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In thousands)	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	4Q16 vs 3Q16	4Q16 vs 4Q15

Allowance for Loan Losses:
Allowance for loan losses	$76,214	$81,235	$80,340	$79,924	$76,817	(6.2)%	(0.8)%
As a percentage of period-end loans	1.39%	1.47%	1.48%	1.52%	1.46%

Net charge-offs during quarter	$6,099	$1,468	$2,134	$893	$728	315.5%	737.8%
Annualized as a percentage of average loans	0.44%	0.11%	0.16%	0.07%	0.06%

Non-Performing Assets:
Non-accrual loans	$72,793	$71,469	$74,311	$63,837	$66,385	1.9%	9.7%
Accruing loans past due 90 days or more	3,789	8,131	4,454	4,362	5,602	(53.4)	(32.4)
Total non-performing loans	76,582	79,600	78,765	68,199	71,987	(3.8)	6.4
Other real estate owned	10,019	9,447	7,908	9,257	6,254	6.1	60.2
Total non-performing assets	$86,601	$89,047	$86,673	$77,456	$78,241	(2.7)%	10.7%

Non-performing assets as a percentage of:
Total loans and OREO	1.58%	1.61%	1.60%	1.47%	1.49%
Total assets	0.96	0.99	1.01	0.89	0.90

Accruing Loans 30-89 Days Past Due	$35,407	$32,439	$25,048	$25,001	$42,869	9.1%	(17.4)%
Accruing TDRs	22,343	17,163	16,408	12,070	15,419	30.2	44.9

Criticized Loans:
Special Mention	$163,581	$152,868	$142,560	$144,993	$127,270	7.0%	28.5%
Substandard	172,325	175,555	176,021	167,826	162,785	(1.8)	5.9
Doubtful	36,336	41,540	41,344	34,578	30,350	(12.5)	19.7
Total	$372,242	$369,963	$359,925	$347,397	$320,405	0.6%	16.2%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Dec 31, 2016		Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Annualized Financial Ratios (GAAP)
Return on average assets	1.09%		1.15%	1.20%	0.94%	1.07%
Return on average common equity	9.95		10.30	10.83	8.60	9.83
Yield on average earning assets	3.84		3.80	3.78	3.77	3.73
Cost of average interest bearing liabilities	0.30		0.30	0.30	0.31	0.32
Interest rate spread	3.54		3.50	3.48	3.46	3.41
Net interest margin ratio	3.62		3.58	3.55	3.54	3.49
Efficiency ratio**	64.18		61.85	60.43	64.46	61.27
Loan to deposit ratio	74.27		75.47	77.54	73.79	74.01

Annualized Financial Ratios - Operating*** (Non-GAAP)
Core return on average assets	1.13%		1.17%	1.09%	0.94%	1.07%
Core return on average common equity	10.25		10.55	9.81	8.60	9.86
Core efficiency ratio	61.60		59.36	61.11	62.93	59.52
Return on average tangible common equity	12.84		13.22	13.98	11.13	12.73
Tangible common stockholders' equity to tangible assets	8.59		8.68	8.96	8.59	8.64

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	15.13%	*	14.87%	15.03%	15.04%	15.36%
Tier 1 risk-based capital to total risk-weighted assets	13.89	*	13.56	13.72	13.72	13.99
Tier 1 common capital to total risk-weighted assets	12.65	*	12.32	12.45	12.43	12.69
Leverage Ratio	10.11	*	10.22	10.35	10.07	10.12

*Preliminary estimate - may be subject to change.
**Beginning in second quarter 2016, income earned on deferred compensation plan assets is reported in non-interest income net of employee benefits expense directly related to these earnings. Prior period amounts and ratios have been revised to conform to the current period presentation.

***Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average assets, return on average common equity and efficiency ratio (GAAP) to core return on average assets, core return on average common equity, return on average tangible common equity, core efficiency ratio and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios
(Unaudited)

	For the Year Ended
	Dec 31, 2016	Dec 31, 2015

Financial Ratios (GAAP)
Return on average assets	1.10%	1.02%
Return on average common equity	9.93	9.37
Yield on average earning assets	3.80	3.70
Cost of average interest bearing liabilities	0.30	0.31
Interest rate spread	3.50	3.39
Net interest margin ratio	3.57	3.46
Efficiency ratio**	62.70	64.42

Financial Ratios - Operating*** (Non-GAAP)
Core return on average assets	1.08%	1.06%
Core return on average common equity	9.82	9.75
Core efficiency ratio	61.22	61.76
Return on average tangible common equity	12.81	12.23

*Preliminary estimate - may be subject to change.
**Beginning in second quarter 2016, income earned on deferred compensation plan assets is reported in non-interest income net of employee benefits expense directly related to these earnings. Prior period amounts and ratios have been revised to conform to the current period presentation.

***Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average assets, return on average common equity and efficiency ratio (GAAP) to core return on average assets, core return on average common equity, return on average tangible common equity, core efficiency ratio and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,493,911	$68,771	4.98%	$5,469,294	$66,291	4.82%	$5,194,970	$64,711	4.94%
Investment securities (2)	2,132,551	9,647	1.80	2,038,498	9,191	1.79	2,059,585	8,958	1.73
Interest bearing deposits in banks	589,584	855	0.58	458,415	607	0.53	644,967	535	0.33
Federal funds sold	938	2	0.85	2,183	4	0.73	1,090	1	0.36
Total interest earnings assets	8,216,984	79,275	3.84%	7,968,390	76,093	3.80%	7,900,612	74,205	3.73%
Non-earning assets	799,117			777,083			772,523
Total assets	$9,016,101			$8,745,473			$8,673,135
Interest bearing liabilities:
Demand deposits	$2,226,871	$595	0.11%	$2,141,892	$514	0.10%	$2,145,748	$546	0.10%
Savings deposits	2,124,672	728	0.14	2,055,083	647	0.13	1,949,512	645	0.13
Time deposits	1,073,297	1,904	0.71	1,088,261	1,938	0.71	1,142,342	2,127	0.74
Repurchase agreements	510,345	147	0.11	466,079	100	0.09	464,104	69	0.06
Other borrowed funds	9	—	—	8	—	—	5	—	—
Long-term debt	27,938	458	6.52	27,917	457	6.51	37,707	704	7.41
Subordinated debentures held by subsidiary trusts	82,477	719	3.47	82,477	698	3.37	82,477	622	2.99
Total interest bearing liabilities	6,045,609	4,551	0.30%	5,861,717	4,354	0.30%	5,821,895	4,713	0.32%
Non-interest bearing deposits	1,911,601			1,843,800			1,847,528
Other non-interest bearing liabilities	68,835			66,822			58,250
Stockholders’ equity	990,056			973,134			945,462
Total liabilities and stockholders’ equity	$9,016,101			$8,745,473			$8,673,135
Net FTE interest income		$74,724			71,739			$69,492
Less FTE adjustments (2)		(1,123)			(1,158)			(1,072)
Net interest income from consolidated statements of income		$73,601			$70,581			$68,420
Interest rate spread			3.54%			3.50%			3.41%
Net FTE interest margin (3)			3.62%			3.58%			3.49%
Cost of funds, including non-interest bearing demand deposits (4)			0.23%			0.22%			0.24%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Twelve Months Ended
	December 31, 2016			December 31, 2015
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,378,298	$261,681	4.87%	$5,056,810	$248,015	4.90%
Investment securities (2)	2,093,549	37,597	1.80	2,191,968	37,167	1.70
Interest bearing deposits in banks	478,909	2,589	0.54	508,314	1,537	0.30
Federal funds sold	1,575	11	0.70	2,079	12	0.58
Total interest earnings assets	7,952,331	301,878	3.80%	7,759,171	286,731	3.70%
Non-earning assets	772,064			762,535
Total assets	$8,724,395			$8,521,706
Interest bearing liabilities:
Demand deposits	$2,162,571	$2,182	0.10%	$2,101,988	$2,105	0.10%
Savings deposits	2,037,351	2,677	0.13	1,908,091	2,541	0.13
Time deposits	1,094,190	7,803	0.71	1,171,952	8,461	0.72
Repurchase agreements	481,014	429	0.09	456,255	231	0.05
Other borrowed funds	8	—	—	6	—	—
Long-term debt	28,219	1,815	6.43	40,521	2,300	5.68
Subordinated debentures held by subsidiary trusts	82,477	2,755	3.34	82,477	2,422	2.94
Total interest bearing liabilities	5,885,830	17,661	0.30%	5,761,290	18,060	0.31%
Non-interest bearing deposits	1,812,589			1,774,696
Other non-interest bearing liabilities	62,446			59,670
Stockholders’ equity	963,530			926,050
Total liabilities and stockholders’ equity	$8,724,395			$8,521,706
Net FTE interest income		$284,217			$268,671
Less FTE adjustments (2)		(4,452)			(4,308)
Net interest income from consolidated statements of income		$279,765			$264,363
Interest rate spread			3.50%			3.39%
Net FTE interest margin (3)			3.57%			3.46%
Cost of funds, including non-interest bearing demand deposits (4)			0.23%			0.24%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Net income (GAAP)	(A)	$24,765	$25,193	$25,554	$20,124	$23,431
Adj: investment securities (gains) losses, net		(18)	(225)	(108)	21	(62)
Plus: acquisition & nonrecurring litigation expenses		1,624	1,197	—	—	166
Less: nonrecurring litigation recovery		(400)	—	(3,750)	—	—
Adj: income tax (benefit) expense		(455)	(367)	1,458	(8)	(39)
Total core net income (Non-GAAP)	(B)	$25,516	$25,798	$23,154	$20,137	$23,496

Net income (GAAP)		$24,765	$25,193	$25,554	$20,124	$23,431
Add back: income tax expense		12,990	12,783	13,643	10,207	11,654
Add back: provision for loan losses		1,078	2,363	2,550	4,000	3,289
Adj: investment securities (gains) losses, net		(18)	(225)	(108)	21	(62)
Add back: acquisition & nonrecurring litigation expenses		1,624	1,197	—	—	166
Subtract: nonrecurring litigation recovery		(400)	—	(3,750)	—	—
Core pre-tax, pre-provision net income (Non-GAAP)		$40,039	$41,311	$37,889	$34,352	$38,478

Weighted-average diluted shares outstanding	(C)	44,953	44,806	44,645	45,114	45,549
Earnings per share - diluted (GAAP)	(A)/(C)	$0.55	$0.56	$0.57	$0.45	$0.51
Core earnings per share - diluted (Non-GAAP)	(B)/(C)	0.57	0.58	0.52	0.45	0.52

Total non-interest income (GAAP)	(D)	$34,818	$35,161	$37,881	$28,636	$30,656
Adj: investment securities (gains) losses, net		(18)	(225)	(108)	21	(62)
Adj: nonrecurring litigation recovery		(400)	—	(3,750)	—	—
Total core non-interest income (Non-GAAP)		34,400	34,936	34,023	28,657	30,594
Net interest income (GAAP)	(E)	73,601	70,581	67,633	67,950	68,420
Total core revenue (Non-GAAP)		108,001	105,517	101,656	96,607	99,014
Add: FTE adjustments		1,123	1,158	1,109	1,062	1,072
Total core revenue for core efficiency ratio (Non-GAAP)	(F)	$109,124	$106,675	$102,765	$97,669	$100,086

Total non-interest expense (GAAP)	(G)	$69,586	$65,403	$63,767	$62,255	$60,702
Less: acquisition & nonrecurring litigation expenses		(1,624)	(1,197)	—	—	(166)
Core non-interest expense (Non-GAAP)		67,962	64,206	63,767	62,255	60,536
Less: amortization of core deposit intangible		(898)	(875)	(827)	(827)	(837)
Adj: OREO (expense) income		153	(8)	(140)	39	(129)
Non-interest expense for core efficiency ratio (Non-GAAP)	(H)	$67,217	$63,323	$62,800	$61,467	$59,570

Efficiency ratio (GAAP)	(G)/[(D)+(E)]	64.18%	61.85%	60.43%	64.46%	61.27%
Core efficiency ratio (Non-GAAP)	(H)/(F)	61.60	59.36	61.11	62.93	59.52

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Continued
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015

Annualized net income	(I)	$98,522	$100,224	$102,778	$80,938	$92,960
Annualized core net income	(J)	101,505	102,631	93,125	80,991	93,218
Total quarterly average assets	(K)	9,016,101	8,745,473	8,538,577	8,593,975	8,673,135

Return on average assets (GAAP)	(I)/(K)	1.09%	1.15%	1.20%	0.94%	1.07%
Core return on average assets (Non-GAAP)	(J)/(K)	1.13	1.17	1.09	0.94	1.07

Total quarterly average stockholders' equity (GAAP)	(L)	$990,056	$973,134	$948,837	$941,680	$945,462
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(223,013)	(215,130)	(213,911)	(214,797)	(215,496)
Average tangible common stockholders' equity (Non-GAAP)	(M)	$767,043	$758,004	$734,926	$726,883	$729,966

Total stockholders' equity, period-end (GAAP)	(N)	$982,364	$982,504	$965,125	$942,014	$950,493
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(222,468)	(223,368)	(213,420)	(214,248)	(215,119)
Total tangible common stockholders' equity (Non-GAAP)	(O)	$759,896	$759,136	$751,705	$727,766	$735,374

Return on average common equity (GAAP)	(I)/(L)	9.95%	10.30%	10.83%	8.60%	9.83%
Core return on average common equity (Non-GAAP)	(J)/(L)	10.25	10.55	9.81	8.60	9.86
Return on average tangible common equity (Non-GAAP)	(I)/(M)	12.84	13.22	13.98	11.13	12.73

Total assets (GAAP)	(P)	$9,063,895	$8,973,847	$8,605,376	8,690,680	8,728,196
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(222,468)	(223,368)	(213,420)	(214,248)	(215,119)
Tangible assets (Non-GAAP)	(Q)	$8,841,427	$8,750,479	$8,391,956	$8,476,432	$8,513,077

Total common shares outstanding, period end	(R)	44,926	44,880	44,746	44,707	45,428

Book value per share, period end (GAAP)	(N)/(R)	$21.87	$21.89	$21.57	$21.07	$20.92
Tangible book value per share, period-end (Non-GAAP)	(O)/(R)	16.91	16.91	16.80	16.28	16.19
Average common stockholders' equity to average assets (GAAP)	(L)/(K)	10.98%	11.13%	11.11%	10.96%	10.90%
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(O)/(Q)	8.59	8.68	8.96	8.59	8.64

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Continued
(Unaudited)

		As Of or For the Year Ended
(In thousands, except per share data)		Dec 31, 2016	Dec 31, 2015

Net income (GAAP)	(A)	$95,636	$86,795
Adj: investment securities (gains) losses, net		(330)	(137)
Plus: acquisition & nonrecurring litigation expenses		2,821	5,795
Less: nonrecurring litigation recovery		(4,150)	—
Adj: income tax (benefit) expense		627	(2,139)
Total core net income (Non-GAAP)	(B)	$94,604	$90,314

Net income (GAAP)		$95,636	$86,795
Add back: income tax expense		49,623	43,662
Add back: provision for loan losses		9,991	6,822
Adj: investment securities (gains) losses, net		(330)	(137)
Add back: acquisition & nonrecurring litigation expenses		2,821	5,795
Subtract: nonrecurring litigation recovery		(4,150)	—
Core pre-tax, pre-provision net income (Non-GAAP)		$153,591	$142,937

Weighted-average diluted shares outstanding	(C)	44,910	45,646
Earnings per share - diluted (GAAP)	(A)/(C)	$2.13	$1.90
Core earnings per share - diluted (Non-GAAP)	(B)/(C)	2.11	1.98

Total non-interest income (GAAP)	(D)	$136,496	$121,515
Adj: investment securities (gains) losses, net		(330)	(137)
Adj: nonrecurring litigation recovery		(4,150)	—
Total core non-interest income (Non-GAAP)		132,016	121,378
Net interest income (GAAP)	(E)	279,765	264,363
Total core revenue (Non-GAAP)		411,781	385,741
Add: FTE adjustments		4,452	4,308
Total core revenue for core efficiency ratio (Non-GAAP)	(F)	$416,233	$390,049

Total non-interest expense (GAAP)	(G)	$261,011	$248,599
Less: acquisition & nonrecurring litigation expenses		(2,821)	(5,795)
Core non-interest expense (Non-GAAP)		258,190	242,804
Less: amortization of core deposit intangible		(3,427)	(3,388)
Adj: OREO (expense) income		44	1,475
Non-interest expense for core efficiency ratio (Non-GAAP)	(H)	$254,807	$240,891

Efficiency ratio (GAAP)	(G)/[(D)+(E)]	62.70%	64.42%
Core efficiency ratio (Non-GAAP)	(H)/(F)	61.22	61.76

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Continued
(Unaudited)

		As Of or For the Year Ended
(In thousands, except per share data)		Dec 31, 2016	Dec 31, 2015

Net income	(I)	$95,636	$86,795
Core net income	(J)	94,604	90,314
Average assets	(K)	8,724,395	8,521,706

Return on average assets (GAAP)	(I)/(K)	1.10%	1.02%
Core return on average assets (Non-GAAP)	(J)/(K)	1.08	1.06

Average stockholders' equity (GAAP)	(L)	$963,530	$926,050
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(216,726)	(216,494)
Average tangible common stockholders' equity (Non-GAAP)	(M)	$746,804	$709,556

Return on average common equity (GAAP)	(I)/(L)	9.93%	9.37%
Core return on average common equity (Non-GAAP)	(J)/(L)	9.82	9.75
Return on average tangible common equity (Non-GAAP)	(I)/(M)	12.81	12.23

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com